Exhibit 3.2

OPERATING AGREEMENT

OF

DOMINION GAS HOLDINGS, LLC

This Operating Agreement (this “Agreement”) is made as of the 12th day of September, 2013, by and between DOMINION GAS HOLDINGS, LLC, a Virginia limited liability company (the “Company”), and DOMINION RESOURCES, INC. (the “Sole Member”).

RECITALS

The Company was organized as a Virginia limited liability company on September 12, 2013.

ARTICLE I

DEFINITIONS, PURPOSE AND GENERAL MATTERS

1.1 General Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Act” means the Virginia Limited Liability Company Act, as it may be amended or replaced from time to time. As of the date of this Agreement, the Act is set forth in sections 13.1-1000 through -1080 of Title 13.1 of the Code of Virginia.

“Board” means the individuals who are authorized to manage the business and affairs of the Company pursuant to ARTICLE III.

“Board Member” means a member of the Board.

“Committee” means a committee of the Board appointed as provided in Section 6.1.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as it may be amended or replaced from time to time.

1.2 Purpose. The purpose of the Company is to engage in any lawful business. Without limiting the scope of the foregoing, the Company is authorized to engage in any activities related or incidental to serving as the parent holding company of subsidiaries engaged in the transmission and storage of natural gas in interstate commerce and in the distribution of natural gas to residential, commercial and industrial customers, including, without limitation, financing activities.

1.3 Limited Liability. No member or manager of the Company shall be personally obligated for any debt, obligation or liability of the Company solely by reason of being a member or acting as a manager, except as may be required by applicable law. Such limited liability shall exist to the maximum extent permitted by the Act.

1.4 Status of Agreement. This Agreement is intended to serve as an “operating agreement” within the meaning of the Act.

1.5 Term. The term of the Company shall commence on the date of its organization and shall continue in perpetuity until the dissolution of the Company in accordance with Article XII.

1.6 Qualifications in Other Jurisdictions. If required by law, the Company shall promptly qualify or register to transact business in all jurisdictions in which it transacts business as a foreign limited liability company.

1.7 Registered Office. The Company’s initial registered office and registered agent shall be as designated in its Articles of Organization. The Board shall be entitled to change such designations from time to time, in its discretion, subject to the requirements of the Act.

ARTICLE II

MEMBERSHIP

2.1 Admission of Additional Members. The Company shall not admit a member in addition to the Sole Member unless all of the following requirements are satisfied: (a) the Sole Member grants prior written consent to the admission of the additional member; (b) the Company and the Sole Member amend or replace this Agreement as may be necessary or appropriate for the purpose of addressing any issues raised by joint or multiple ownership of the Company, including (without limitation) changes to the status of the Company for federal income tax purposes; and (c) each person or entity who seeks to be admitted as a member of the Company executes this Agreement, as amended and restated, and makes any required capital contributions to the Company in full.

2.2 Resignation. The Sole Member shall not resign or withdraw from the Company, except by operation of law or as the result of a transfer of its entire interest in the Company in accordance with this Agreement.

ARTICLE III

MANAGEMENT OF THE COMPANY

3.1 Management by the Board. The business and affairs of the Company shall be managed by or under the direction of its Board, each member of which is deemed a “manager” under the Act.

3.2 Authority of the Board. The Board shall have the authority to act on behalf of the Company to the maximum extent permitted by the Act. Without limiting the scope of the foregoing, the Board shall have the power on behalf and in the name of the Company to make all decisions and take all actions which they may deem necessary or desirable in connection with its business and affairs, including, without limitation, the following:

(a) managing the day-to-day operations of the Company;

(b) entering into, making and performing contracts, agreements and other undertakings binding upon the Company that may be necessary, appropriate or advisable in furtherance of the purposes of the Company and making all decisions and waivers thereunder;

(c) opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

(d) investing Company funds;

(e) maintaining the assets of the Company in good order;

(f) to the extent that funds of the Company are available therefor, paying debts and obligations of the Company;

(g) borrowing money or otherwise incurring indebtedness on such terms and conditions as the Board may deem appropriate and, in connection therewith, hypothecating, encumbering and/or granting security interests in the assets of the Company to secure the repayment of such monies or other indebtedness of the Company, provided that in no event shall any such borrowing be recourse to the Sole Member unless expressly agreed in writing by the Sole Member;

(h) executing instruments and documents, including, without limitation, checks, drafts, notes and other negotiable instruments, mortgages or deeds of trust, pledge agreements, security agreements, financing statements, documents providing for the acquisition, mortgaging or disposition of the Company’s property, assignments, bills of sale, leases and any other instruments or documents necessary, in the opinion of the Board or a duly elected or appointed officer of the Company, acting within the scope of his or her authority, to the business of the Company;

(i) entering into any and all other agreements with any other person, including, without limitation, the Sole Member, for any purpose in furtherance of the business of the Company, in such form as the Board or a duly elected or appointed officer of the Company, acting within the scope of his or her authority, may approve;

(j) the bringing or defending, paying, collecting, compromising, arbitrating, resorting to legal action, or other adjustment of claims or demands of or against the Company;

(k) selecting, removing and establishing and changing the authority and responsibility of officers, attorneys, accountants, and other advisers and consultants to the Company;

(l) obtaining insurance for the Company;

(m) taking all actions necessary to effectuate transactions; and

(n) such other matters as may be necessary or advisable in the good faith business judgment of the Board in connection with the operation of the business and conduct of affairs of the company and the accomplishment of the purposes of the Company.

The Board Members or their duly authorized appointees or officers of the Company may execute and deliver contracts and agreements on behalf of the Company in furtherance of the foregoing, without the consent of the Sole Member, and otherwise act for and bind the Company. Third parties may conclusively rely upon the act of the Board Members as evidence of the authority of the Board for all purposes in respect of their dealings with the Company.

3.3 Expenses and Reimbursement. The Company shall be responsible for all expenses, costs and liabilities arising from the management, organization or operation of the Company in accordance with this Agreement (“Company Expenses”). The Sole Member, the Board Members and the officers shall be entitled to receive prompt reimbursement from the Company to the extent, if any, that they incur any Company Expenses, unless such Company Expenses arose from a violation of this Agreement, willful misconduct or knowing violation of criminal law.

3.4 Compensation. No salary or other compensation shall be paid to the Board Members for the Board’s actions on behalf of the Company. The Board, in its sole discretion, shall determine the salaries or other compensation payable to the officers from time to time.

ARTICLE IV

BOARD OF DIRECTORS

4.1 Number, Term and Election. Board Members shall be elected by the Sole Member. The number of Board Members may be fixed or changed from time to time by the Sole Member, but shall not be less than one. Each Board Member shall hold office until his or her death, resignation, retirement or removal or until his or her successor is elected.

4.2 Removal; Vacancies. The Sole Member may remove any Board Member at any time, with or without cause. A vacancy on the Board, including a vacancy resulting from the removal of a Board Member or an increase in the number of Board Members, may be filled by (i) the Sole Member or (ii) the Board.

ARTICLE V

MEETINGS OF DIRECTORS

5.1 Annual and Regular Meetings. An annual meeting of the Board, which shall be considered a regular meeting, shall be held immediately following each annual meeting of shareholders of the Sole Member or at such other time as the Board may determine for the purpose of electing officers and carrying on such other business as may properly come before the meeting. The Board may also adopt a schedule of additional meetings which shall be considered regular meetings. Regular meetings shall be held at such times and at such places, within or without the Commonwealth of Virginia, as the Board shall designate from time to time. If no place is designated, regular meetings shall be held at the principal office of the Company.

5.2 Special Meetings. Special meetings of the Board may be called by the Sole Member, the Chairman of the Board or a majority of the Board Members then in office and shall be held at such times and at such places, within or without the Commonwealth of Virginia, as the person or persons calling the meetings shall designate. If no such place is designated in the notice of a special meeting, it shall be held at the principal office of the Company.

5.3 Notice of Meetings. No notice need be given of regular meetings of the Board.

Notices of special meetings of the Board shall be given to each Board Member in person or delivered to his or her residence or business address (or such other place as he or she may have directed in writing) not less than twenty-four (24) hours before the meeting by mail, electronic mail, messenger, telecopy, facsimile or other means of written communication or by telephoning such notice to him or her. Any such notice shall be given by the Secretary or the person or persons calling the meeting and shall set forth the time and place of the meeting and state the purpose for which it is called.

5.4 Waiver of Notice; Attendance at Meeting. A Board Member may waive any notice required by law or this Agreement before or after the date and time stated in the notice and such waiver shall be equivalent to the giving of such notice. Except as provided in the next paragraph of this Section 5.4, the waiver shall be in writing or reproduced from an electronic transmission, signed by the Board Member entitled to the notice and filed with the minutes or corporate records.

A Board Member’s attendance at or participation in a meeting waives any required notice to him or her of the meeting unless the Board Member, at the beginning of the meeting or promptly upon his or her arrival, objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

5.5 Quorum; Voting. A majority of the number of Board Members then in office shall constitute a quorum for the transaction of business at a meeting of the Board. If a quorum is present when a vote is taken, the affirmative vote of a majority of the Board Members present is the act of the Board except as otherwise provided by law or this Agreement. A Board Member who is present at a meeting of the Board or a committee of the Board when limited liability company action is taken is deemed to have assented to the action taken unless (i) he or she objects, at the beginning of the meeting or promptly upon his or her arrival, to holding it or transacting specified business at the meeting or (ii) he or she votes against or abstains from the action taken.

5.6 Telephonic Meetings. The Board may permit any or all Board Members to participate in a regular or special meeting by or conduct the meeting through the use of any means of communication by which all Board Members participating may simultaneously hear each other during the meeting. A Board Member participating in a meeting by this means is deemed to be present in person at the meeting.

5.7 Action Without Meeting. Action required or permitted to be taken at a meeting of the Board may be taken without a meeting if the action is taken by all members of the Board. The action shall be evidenced by one or more written consents stating the action taken, signed by each Board Member either before or after the action is taken and included in the minutes or filed with the Company’s records. The form of written consent may include an electronic transmission. Action taken under this Section 5.7 shall be effective when the last Board Member signs the consent unless the consent specifies a different effective date, in which event the action taken is effective as of the date specified therein, provided the consent states the date of execution by each Board Member.

ARTICLE VI

COMMITTEES OF THE BOARD OF DIRECTORS

6.1 Committees and Powers. The Board may designate one or more Committees of the Board, which shall consist of one or more Board Members. Any such Committee may to the extent permitted by law exercise such powers and shall have such responsibilities as shall be specified in the designating resolution. A Committee of the Board may not (i) authorize distributions; (ii) approve, or propose to the Sole Member, action that is required by law to be approved by the Sole Member; (iii) fill vacancies on any Committee; (iv) authorize or approve reacquisition of member interests; or (v) authorize or approve the issuance or sale or contract for the sale of member interests. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such Committee. Nothing in this Agreement shall be deemed to prevent the Board from appointing one or more Committees consisting in whole or in part of persons who are not Board Members; provided, however, that no such Committee shall have or may exercise any authority of the Board.

6.2 Quorum and Manner of Acting. Each Committee shall keep written minutes of its proceedings and shall report such proceedings to the Board when required. The provisions of this Agreement governing meetings, action without meetings, notice and waiver of notice, and quorum and voting requirements of the Board apply to Committees of the Board established under Section 6.1.

6.3 Meetings and Notice. Each Committee shall fix the time and place of its meetings, unless the Board shall otherwise provide. Notice of meetings of any Committee shall be given to each member of the Committee in the manner provided for in Section 5.3.

ARTICLE VII

OFFICERS

7.1 Officers. The officers of the Company shall be a President and a Secretary and, in the discretion of the Board, a Chairman of the Board, one or more Vice-Presidents, a Treasurer and such other officers as may be deemed necessary or advisable to carry on the business of the Company. Any two or more offices may be held by the same person unless otherwise required by law.

7.2 Election; Term. Officers shall be elected at the annual meeting of the Board and may be elected at such other time or times as the Board shall determine. They shall hold office, unless removed, until the next annual meeting of the Board or until their successors are elected. Any officer may resign at any time upon written notice to the Board and such resignation shall be effective when notice is delivered unless the notice specifies a later effective date. Vacancies among the officers shall be filled by a vote of the Board or by the Sole Member.

7.3 Removal of Officers. The Board may remove any officer at any time, with or without cause.

7.4 Duties of Officers. The President and the other officers shall have such powers and duties as generally pertain to their respective offices as well as such powers and duties as may be delegated to them from time to time by the Board. The President and each Vice President shall have authority to sign bonds, deeds and all manner of contracts necessary, expedient in or incident to the conduct of the Company’s business and to delegate such authority in accordance with the Company’s policies and procedures, in such manner as may be approved by the President.

ARTICLE VIII

CAPITAL AND DISTRIBUTIONS

8.1 Capital Contributions. The Sole Member has made an initial capital contribution to the Company as set forth on Exhibit A and shall be entitled (but not required) to make additional capital contributions to the Company. Such further capital contributions may be reflected on Exhibit A to this Agreement, which may be amended by the Board from time to time to reflect each additional capital contribution without the consent of the Sole Member.

8.2 Distributions. The Company shall make annual distributions of any cash amounts that, in the reasonable determination of the Board, are not necessary for the Company’s operations, expenses or reserves. The Board is entitled to authorize more frequent distributions of such cash amounts in the Board’s sole discretion.

ARTICLE IX

TRANSFER OF INTEREST

9.1 Restriction. Unless the Sole Member determines otherwise, in its sole discretion, the Sole Member shall be prohibited from assigning, selling, exchanging or otherwise transferring all or any part of its interest in the Company unless each prospective transferee tenders full payment of the required purchase price and executes a counterpart signature page of an amendment and restatement of this Agreement as a member of the Company.

9.2 Effect of Transfer. If the Sole Member transfers its entire interest in the Company in accordance with this Agreement, such transfer shall operate, upon completion, as the complete resignation or withdrawal of the Sole Member from the Company.

ARTICLE X

TAX MATTERS

10.1 Tax Classification. Unless the Sole Member elects otherwise, the Company shall be disregarded as an entity separate from the Sole Member for federal income tax purposes in accordance with the Internal Revenue Code and regulation section 301.7701-3(b)(1)(ii) as promulgated by the U.S. Treasury Department (or any successor regulation). Such disregard of separate entity status shall be solely for tax purposes.

10.2 Tax Filings. The Company (or the agent of the Company designated by the Board for such purposes) shall make such filings as may be required to maintain the tax classification elected by the Sole Member.

ARTICLE XI

INDEMNIFICATION AND REIMBURSEMENT

11.1 Definitions. As used in this Article, the term “Affiliate” shall refer to the Sole Member, the Board Members and the officers of the Company, and each employee, director and officer thereof.

11.2 Indemnification. The Company shall indemnify and protect each Affiliate against any and all claims, liabilities, costs and expenses (including but not limited to reasonable legal fees and costs) arising directly or indirectly from any suit, action, investigation or other proceeding (whether formal or informal) that is brought or threatened against an Affiliate and that is based on the acts or omissions of such Affiliate on behalf of the Company, unless such acts or omissions violated this Agreement, constituted willful misconduct or resulted from a knowing violation of criminal law. The Company shall have no obligation to indemnify an Affiliate to the extent, if any, that the Affiliate is entitled to be indemnified by another source, such as, without limitation, an insurance company.

11.3 Reimbursement. If an Affiliate incurs or pays any indemnified cost, the Company shall reimburse the Affiliate for the full amount of such indemnified cost. Such reimbursement shall be due promptly after the Company receives (a) a written request for reimbursement from the Affiliate; (b) all information necessary to establish the nature and amount of the indemnified cost that was incurred or paid by the Affiliate; and (c) a written agreement by the Affiliate to repay such reimbursement if the Company subsequently determines that the Affiliate was not entitled to indemnification or if the Affiliate subsequently receives reimbursement from another source, such as, without limitation, an insurance company.

ARTICLE XII

DISSOLUTION

12.1 Events of Dissolution. The Company shall dissolve upon the occurrence of any of the following events: (a) the written instruction of the Sole Member; (b) the sale or other transfer of all, or substantially all, of the Company’s non-cash assets; or (c) any event requiring dissolution under the Act.

12.2 Winding Up of Affairs. Upon the dissolution of the Company, the Board shall wind up the affairs of the Company. The Board shall determine the time, place, manner and other terms of any sales involving the Company’s assets and the discharge or assumption of its liabilities, with due regard to the activity and the condition of the Company and the relevant market and economic conditions.

12.3 Final Distributions. Upon the dissolution of the Company, and subject to the requirements of the Act, the Board shall distribute the assets of the Company in the following order of priority: (a) first, to any creditors of the Company; (b) second, to known and reasonably estimated costs of dissolution and winding up; (c) third, to any reserves established by the Board, in the sole discretion thereof, for contingent liabilities of the Company; and (d) fourth, to the Sole Member.

12.4 Filing of Certificate of Cancellation. Following the winding up of the Company, the Board shall be responsible for filing, if necessary, a Certificate of Cancellation on behalf of the Company with the State Corporation Commission of the Commonwealth of Virginia, together with any other documents required to terminate the Company and its legal existence.

ARTICLE XIII

ADMINISTRATION

13.1 Information and Records. The Company shall keep accurate and complete information and records as required by the Act at its principal office (the “Company Records”). The Company shall prepare and maintain its financial reports and records in accordance with generally accepted accounting principles, applied on a consistent basis.

13.2 Inspection. Upon prior notice of at least two (2) business days to the Board and the Company, any designated representative of the Sole Member shall be entitled, during ordinary business hours, to inspect the Company Records and to copy them at the expense of the Sole Member.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1 Governing Law. The laws of the Commonwealth of Virginia (without regard to those laws involving choice of law) shall govern this Agreement and all matters relating to its interpretation or enforcement.

14.2 Modifications and Waivers. Modifications of this Agreement shall not be binding, valid or enforceable unless they are approved in writing by each of the parties. Any modification or waiver of a provision in this Agreement shall be limited to that provision and the occasion on which it occurred, and shall not be construed as a modification or waiver with respect to any other provision or occasion.

14.3 Enforceable Provisions. All provisions in this Agreement are severable and each valid and enforceable provision shall remain in full force and effect, regardless of any judicial or other official declaration that certain provisions are invalid or unenforceable.

14.4 Captions and Headings. Captions and headings are used in this Agreement for convenience only and shall not affect its interpretation or enforcement. Terms such as “hereof,” “hereby,” “hereto,” “herein” and “hereunder” shall be deemed to refer to this Agreement as a whole, rather than to any particular provision.

14.5 Successors. This Agreement shall be binding upon, and enforceable against, the parties and all of their permitted assignees and successors in title or interest.

14.6 Exclusion of Third Party Benefit. This Agreement is not intended for the benefit of any person or entity who is not a party to this Agreement (including, without limitation, a creditor of the Company or the Sole Member) and no such person or entity shall have any rights in connection with this Agreement, whether for enforcement or otherwise.

14.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute, when taken together, a single instrument.

WITNESS the following signatures:

The Sole Member:	DOMINION RESOURCES, INC.
a Virginia corporation

	By:	/s/ Thomas F. Farell II
Thomas F. Farrell II
President and Chief Executive Officer

The Company:	DOMINION GAS HOLDINGS, LLC
a Virginia limited liability company

	By:	Dominion Resources, Inc.
a Virginia corporation

	By:	/s/ Thomas F. Farrell II
Thomas F. Farrell II
President and Chief Executive Officer

Exhibit A

Capital Contribution(s)

Name of Member	Amount of Capital Contribution	Type of Contribution	Effective Date of Contribution
Dominion Resources, Inc.	$10,000	Cash	September 12, 2013